Exhibit 10




Special 2003 Performance Incentive Arrangement

A special incentive program was established for certain executive officers in key positions to achieve specified financial milestones in 2003. If those milestones are achieved, the Compensation Committee of the Company's Board of Directors would have the discretion to provide certain cash awards to the participating executives. William Clay Ford, Jr., our Chairman and Chief Executive Officer, does not participate in this incentive arrangement.